                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)(1)

                          IRI INTERNATIONAL CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    45004F10
                                 (CUSIP Number)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

         / /  RULE 13d-1(b)
         / /  RULE 13d-1(c)
         /X/  RULE 13d-1(d)

--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 45004F10                    13G                      PAGE 2 OF 2 PAGES


1          NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Hushang Ansary

2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)  / /
           (b)  / /

3          SEC USE ONLY

4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

                                5         SOLE VOTING POWER

                NUMBER                    16,948,000 (includes shares owned by
                                          the Ansary Family Trust, the Ansary
               OF SHARES                  Foundation, and currently exercisable
                                          options to purchase 800,000 shares)
             BENEFICIALLY
                                6         SHARED VOTING POWER
               OWNED BY
                                          None

                 EACH           7         SOLE DISPOSITIVE POWER

               REPORTING                  16,948,000 (includes shares owned by
                                          the Ansary Family Trust, the Ansary
              PERSON WITH                 Foundation, and currently exercisable
                                          options to purchase 800,000 shares)

                                8         SHARED DISPOSITIVE POWER

                                          None

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           22,964,666 (includes shares owned by other persons as listed in Annex A, as to which Hushang Ansary disclaims beneficial ownership, and currently exercisable options to purchase 816,666 shares)

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           / /

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


12         TYPE OF REPORTING PERSON*

           IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)         NAME OF ISSUER:

                  IRI International Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1000 Louisiana
                  Suite 5900
                  Houston, Texas 77002

ITEM 2(a)         NAME OF PERSON FILING:

                  Hushang Ansary

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o IRI International Corporation
                  1000 Louisiana
                  Suite 5900
                  Houston, Texas 77002

ITEM 2(c)         CITIZENSHIP:

                  United States of America

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2(e)         CUSIP NUMBER:

                  45004F10

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4            OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) AMOUNT BENEFICIALLY OWNED:

                  22,964,666 (includes shares owned by other persons as listed in Annex A, as to which Hushang Ansary disclaims beneficial ownership, and currently exercisable options to purchase 816,666 shares)

                  (b) PERCENT OF CLASS:

                  55.4%

                  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                  16,948,000 (includes shares owned by the Ansary Family Trust, the Ansary Foundation, and currently exercisable options to purchase 800,000 shares)

                  (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                  None

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  16,948,000 (includes shares owned by the Ansary Family Trust, the Ansary Foundation, and currently exercisable options to purchase 800,000 shares)

                  (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  None

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10           CERTIFICATIONS.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

                           After reasonable inquiry and to the best of my
                  knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 14, 2000
                                         ---------------------------------------
                                                        (Date)
                                               /s/ HUSHANG ANSARY
                                         ---------------------------------------
                                                      (Signature)
                                                   Hushang Ansary
                                         ---------------------------------------
                                                        (Name)

                    ANNEX A TO SCHEDULE 13G OF HUSHANG ANSARY

The aggregate number of shares reported as beneficially owned by Hushang Ansary includes shares owned by the following persons, as to which Hushang Ansary disclaims beneficial ownership:

         NAME                              RELATIONSHIP TO HUSHANG ANSARY                        SHARES
         ----                              ------------------------------                        ------
Nader Ansary                 Son                                                               3,000,000

Nina Ansary                  Daughter                                                          3,016,666(2)

The Ansary Family Trust      A trust controlled by Hushang Ansary for the benefit, inter       1,237,000
                             alia, of members of his immediate family.

The Ansary Foundation        A private charitable foundation controlled by Hushang               160,000
                             Ansary.
                             Total:                                                            7,413,666

----------
(2) Includes currently exercisable options to purchase 16,666 shares of Common Stock.


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